Exhibit 19.1

ENVOY MEDICAL, INC.

Policy on Inside Information and Insider Trading

A.	Background/Purpose

Under federal and state securities laws, it is illegal to purchase or sell securities of Envoy Medical, Inc. (the “Company”) while in possession of material, non-public information related to, affecting or regarding the Company (such information, “Inside Information”), or to disclose Inside Information to others who then trade in the securities of the Company. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and other governmental agencies and can result in severe penalties. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company has adopted this Policy on Inside Information and Insider Trading (this “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help the Company’s personnel and its external advisors avoid violating insider trading laws.

B.	Applicability of Policy

1.	Covered Persons

This Policy applies to the following people (collectively, “Covered Persons”):

●	all employees and officers of the Company;

●	all members of the Board of Directors of the Company (“Directors”);

●	all partners, members or employees of affiliates of the Company who perform services for the Company or otherwise have access to Company confidential information; and

●	any family members or persons that reside in the same household as any of the foregoing persons.

The failure of any person subject to this Policy to observe and strictly adhere to the policies and procedures set forth herein at all times will be grounds for disciplinary action, up to and including dismissal. To ensure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts or others outside the Company.

All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by the Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control. However, the failure of consultants and outside advisors to observe the policies and procedures set forth herein will be grounds for termination of the consultant’s or outside advisor’s relationship with the Company.

2.	Covered Transactions

This Policy applies to all transactions in the Company’s securities, including common stock (including any securities that are exercisable for, or convertible or exchangeable into, common stock), units, warrants and any other securities the Company may issue from time to time.

In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:

●	trading in call or put options involving the Company’s securities and other derivative securities;

●	engaging in short sales of the Company’s securities (i.e., the sale of a security that the seller does not own);

●	engaging in hedging or monetization transactions with respect to the Company’s securities, such as prepaid variable forwards, equity swaps, collars and exchange funds; and

●	holding the Company’s securities in a margin account.

If you are unsure whether or not a particular transaction is prohibited under this Policy, you should consult with the Compliance Officer prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction. The “Compliance Officer” will be the Company’s General Counsel (or, at any time when the Company does not have an appointed General Counsel, the Chief Financial Officer), and the Compliance Officer may delegate the duties of Compliance Officer to another individual as necessary to ensure coverage of the duties.

C.	General Policy

No Covered Person who is in possession of Inside Information may, either directly or indirectly (including, without limitation, through a family member, friend or entity in which you or any of your family members is a director, officer or controlling equity holder or beneficiary), (i) purchase or sell the Company’s securities, (ii) engage in any other action to take advantage of Inside Information or (iii) provide Inside Information to any other person outside of the Company, including family and friends.

In addition, Covered Persons may not purchase or sell any securities of any other company, such as a lender, possible acquisition target or competitor of the Company, when in possession of material non-public information concerning any such other company obtained in the course of his or her employment with, or service to, the Company or any of its subsidiaries.

D.	Specific Policies

1.	Black-out Periods

a.	General

All Directors and executive officers of the Company, as well as certain key employees, as listed on Schedule A hereto (as may be amended from time to time by the Compliance Officer or the person designated by the Chief Executive Officer to serve in this role), as well as any family members or other persons that reside in the same household as those persons (all of the foregoing being “Restricted Persons”) are subject to additional restrictions on their ability to engage in purchase or sale transactions involving the Company’s securities. Restricted Persons are more likely to have access to Inside Information regarding the Company because of their positions or affiliations with the Company and, as a result, their trades in the Company’s securities are more likely to be subject to greater scrutiny. Therefore, Restricted Persons are restricted from trading during the periods described in this Section D.1, except as specifically provided herein.

b.	Quarterly Blackout Periods

Trading in the Company’s securities is prohibited during the period (i) beginning at the close of the market on the 15th day of the final month of each fiscal quarter (i.e. March 15 before the end of the first quarter on March 31) and (ii) ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed for the applicable period. During these periods, Restricted Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

c.	Event-Specific Blackout Periods

From time to time, other types of material nonpublic information regarding the Company (such as clinical trial results, regulatory determinations, merger or acquisition discussions, or other material events) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Restricted Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Restricted Persons affected.

d.	Exceptions

These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that meet the following requirements: (i) it has been reviewed and approved by the Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Compliance Officer at least five days in advance of being entered into); (ii) it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time, (iii) it is entered into in good faith by the Restricted Person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Restricted Person is not in possession of material nonpublic information about the Company; and, if the Restricted Person is a director or officer, the 10b5-1 plan must include representations by the Restricted Person certifying to that effect; (iv) it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Restricted Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and (iv) it is the only outstanding Approved 10b5-1 Plan entered into by the Restricted Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period. If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact the Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of the Compliance Officer as described above.

2.	“Tipping” of Information

Covered Persons may not disclose, convey or “tip” Inside Information to any person by providing them with Inside Information other than to disclose on a “need to know” basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. When sharing Inside Information with other officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small a group as possible. Unlawful tipping includes passing on Inside Information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in the Company’s securities based on such information.

3.	Pre-clearance

A Restricted Person must obtain prior clearance from the Compliance Officer (or, if the Restricted Person is the Compliance Officer, from the Chief Executive Officer) or the person designated by the Chief Executive Officer to serve in this role, or such person’s designee, before such Restricted Person makes any purchases or sales of the Company’s securities, regardless of whether or not a black-out period is then in effect. In evaluating each proposed transaction, the Compliance Officer or the person designated by the Chief Executive Officer to serve in this role, or such person’s designee, will consult as necessary with senior management and outside counsel before clearing any proposed trade. Clearance of a transaction is valid for no more than the five business day period immediately following receipt by the Restricted Person of such clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

E.	Compliance

All Covered Persons must promptly report to the Compliance Officer, or to the person designated by the Chief Executive Officer to serve in this role, any trading in the Company’s securities by any Covered Person, or any disclosure of Inside Information or material non-public information concerning other companies by such Covered Person, that such person has reason to believe may violate this Policy or federal or state securities laws.

Persons in possession of Inside Information when their employment or service terminates may not trade in the Company’s securities until that information has become public or is no longer material.

F.	Additional Information

1.	What is Inside Information?

“Inside Information” is material information about the Company that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the SEC. In general, information is considered to have been made available to the public on the second trading day after the formal release of the information. In other words, there is a presumption that the public needs approximately one complete trading day to receive and absorb such information.

2.	What is Material Information?

As a general rule, information about the Company is “material” if it could reasonably be expected to affect someone’s decision to buy, hold or sell the Company’s securities. In particular, information is considered to be material if its disclosure to the public would be reasonably likely to affect (i) an investor’s decision to buy or sell the securities of the company to which the information relates, or (ii) the market price of that company’s securities. Nonpublic information can be material even with respect to companies that do not have public traded shares or equity securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information, with respect to the Company or other companies, would include the following:

●	Important clinical trial results, product safety issues, or regulatory determinations;

●	significant changes in financial results and/or financial condition and financial projections;

●	major new contracts or the possible loss of business;

●	changes in dividend policy, the declaration of a stock split or an offering of additional securities;

●	stock redemption or repurchase programs;

●	changes in management or control;

●	change in auditors or notification that the auditor’s reports may no longer be relied upon;

●	significant mergers, acquisitions, reorganizations, dispositions of assets or joint ventures;

●	significant litigation, investigations or regulatory developments;

●	significant increases or decreases in the amount of outstanding securities or indebtedness;

●	write-ups or write downs of assets or changes in accounting methods;

●	actual or projected changes in industry circumstances or competitive conditions that could significantly affect a company’s revenues, earnings, financial position or future prospects; and

●	transactions with Directors, officers or principal security holders.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether you are in possession of material non-public information, you should consult with the Compliance Officer or the person designated by the Chief Executive Officer to serve in this role, prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any of the Company’s securities.

3.	What is the Penalty for Insider Trading?

Trading on Inside Information is a crime. The consequences of insider trading and tipping are severe and may, in some cases, be applied to the Company as well as to the individual who illegally trades or tips. Possible consequences include criminal prosecution with the potential for prison terms and additional fines if convicted, civil penalties, termination of employment and personal embarrassment resulting from adverse publicity.

G.	Certification

You must sign, date and return the attached Certification (or such other certification as the Compliance Officer or the person designated by the Chief Executive Officer to serve in this role may determine is appropriate) stating that you have received, read, understand and agree to comply with the Company’s Policy on Inside Information and Insider Trading. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.

If you have any questions with regard to this Policy, you should consult with the Compliance Officer.

SCHEDULE A

RESTRICTED PERSONS

●	All directors of the Company;

●	All officers of the Company;

●	All employees of the Company or its affiliates that provide financial or accounting services to the Company; and

●	Any other persons designated by the Compliance Officer or such person’s designee, from time to time, as set forth below:

Updated: November 8, 2023

SCHEDULE B

ENVOY MEDICAL, INC.

Public Disclosure Policy

Envoy Medical, Inc. (the “Company”) is committed to providing stockholders, the media and other market participants accurate and timely information about the Company in a manner that complies with its legal and regulatory obligations. The Securities and Exchange Commission’s (the “SEC”) “Regulation FD,” or “Fair Disclosure,” regulates how U.S. public companies disclose information to the public. Under Regulation FD, companies must take reasonable steps to disclose material, non-public information to all market participants at the same time. The consequences for failing to comply with Regulation FD are severe, and could subject the Company and responsible officials to government enforcement lawsuits.

This Public Disclosure Policy is designed to comply with Regulation FD, to maintain the Company’s credibility with the market and to enhance stockholder value. The success of the policy depends on the efforts of all officers and employees of the Company, including any persons involved in the business and affairs of the Company or who otherwise have access to material, non-public information related to, affecting or regarding the Company (collectively, the “Covered Persons”). Please understand your duties under this disclosure policy—if you are not authorized to speak to the public on behalf of the Company, please refer any inquiries for information from the media, financial community and stockholders to the appropriate company officials (as identified below). In addition, Covered Persons are reminded that (i) federal law prohibits trading in the Company’s securities (or “tipping” others) while in possession of material non-public information and (ii) compliance with Regulation FD does not protect the Company or others against any liabilities arising from violation of any other securities laws or regulations (for example, anti-fraud provisions of and rules under the Securities Exchange Act of 1934, as amended).

A.	Company Spokespersons Authorized to Speak on Behalf of the Company

The following officials are authorized to speak on behalf of the Company (each an “Authorized Spokesperson” and collectively, the “Authorized Spokespersons”):

●	Brent Lucas, the Company’s Chief Executive Officer – a primary spokesperson, who shall be available for all appropriate inquiries;

●	Charles Brynelsen, the Company’s Chairman of the Board of Directors;

●	David R. Wells, the Company’s Chief Financial Officer; and

●	other members of the Company’s management team or a third party specifically designated by the Chief Executive Officer to speak on behalf of the Company with respect to a particular topic or purpose. Such persons shall be Company spokespersons only for the particular circumstance.

The Authorized Spokespersons shall be fully apprised of all Company developments that affect matters that they are authorized to discuss, in order to ensure that they may fulfill their disclosure obligations.

Persons not listed above are not authorized to speak on behalf of the Company. Any inquiries received by persons not listed above from the financial community, stockholders or the media should be referred to an Authorized Spokesperson.

B.	Oversight of Disclosure Policy by the Compliance Officer

In overseeing the Company’s compliance with this policy, the Company’s General Counsel (at any time when the Company does not have an appointed General Counsel, the Chief Executive Officer shall be deemed the General Counsel and shall work with outside legal counsel as necessary) shall:

1. be fully apprised of all material Company developments in order to evaluate and discuss events that may impact the disclosure process and the Company’s disclosure obligations (for example, potential business combinations, extraordinary transactions, threatened material litigation, major management changes and events affecting the Company’s securities, such as share issuances and splits);

2. monitor the Company’s disclosures, SEC filings, internet website and other public statements, and all reports regarding the Company issued by analysts, in order to make disclosure determinations and ensure accurate reporting and compliance with Regulation FD and to take corrective measures, if and when necessary;

3. review all written statements, presentations to securities analysts and institutional investors (including scripts for conference calls) and other external communications (including press releases) concerning the Company’s financial performance, prospects and business developments, as well as other material information concerning the Company, prior to use;

4. generally oversee and coordinate the Company’s public disclosures and this Public Disclosure Policy, including making decisions regarding responses to non-intentional disclosures as described below; and

5. inform the Board of Directors of the Company (the “Board”), as appropriate, of all material developments and significant information disseminated to the public.

C.	Timing of Disclosure

The Company shall make:

●	simultaneous public disclosure of material non-public information that is intentionally disclosed to an analyst, stockholder or other market participant to whom disclosure is subject to Regulation FD;

●	prompt public disclosure (within 24 hours or, if later, by the start of the next day’s trading on the Nasdaq Capital Market (“Nasdaq”)) of material non-public information that was unintentionally disclosed (that is, information that the spokesperson did not know, and was not reckless in not knowing, was material and non-public);

●	disclosure as required under the rules and regulations of Nasdaq; and

●	disclosure as required by applicable case law, SEC rules and regulations and the applicable securities laws generally.

If a non-intentional disclosure occurs, the Covered Person that first learns of the disclosure must immediately contact the General Counsel. The General Counsel shall determine whether a selective disclosure has occurred and, if so, devise a disclosure plan that conforms to the time limitations noted above.

When in doubt, an Authorized Spokesperson should avoid answering sensitive questions until he or she receives guidance from the General Counsel. If an Authorized Spokesperson realizes that a “slip-of-the-lip” may have been a selective disclosure, the Authorized Spokesperson should seek an express agreement from the recipient to keep the information confidential and to avoid trading on the information until the Company has made any required public disclosure. The Authorized Spokesperson should make a written record of any express oral confidentiality agreement and give a copy to the General Counsel.

The Company shall disclose new material information in a manner designed for broad non-exclusionary distribution to the public. As the circumstances require, this shall involve some combination of a press release, publicly available conference call and/or Form 8-K or periodic filing with the SEC. The SEC has provided guidance indicating that, in certain circumstances, it may be permissible to disclose new material information by a posting on the Company’s website. The guidance conditions the availability of this method on several factors, including whether such website is widely recognized as a source of material information about the issuer, the manner in which the information is posted, whether the company has made investors and the market aware that it will post important information on its website, and whether the website is kept current and accurate. Given these limitations on the use of websites, the Company should consult with counsel before attempting to use a website posting to satisfy Regulation FD disclosure requirements in respect of material non-public information.

D.	Forward-Looking Information

The Company may provide material forward-looking information by any means that can adequately disseminate such information to the public on a widespread basis. Any release of material forward-looking information shall be subject to the prior approval of the General Counsel. All such statements (whether oral or written) shall be accompanied by meaningful cautionary statements and disclaimers that satisfy the “safe harbor” rules outlined in the Private Securities Litigation Reform Act of 1995 and that disclaim responsibility to update any such forward-looking information. If a forward-looking statement has been made (i.e., one that has a forward intent and connotation upon which parties can reasonably be expected to rely), a Covered Person with knowledge thereof shall promptly report to the General Counsel any facts or events that might cause that meaning to change.

E.	Other Requests for Information from the Media and the Investment Community

1.	Industry Conferences.

At times, Company officials shall be called upon to make presentations at conferences sponsored by investment banks, industry and trade associations or other groups in settings that are not open to the general public. Such presentations should be made only by Authorized Spokespersons and should be limited to information that is already publicly available. No material non-public information may be disclosed at these conferences. If a question dealing with a sensitive area that may involve material non-public information is asked, the Authorized Spokesperson should respond by explaining that an answer must be deferred for at least 24 hours to determine whether Regulation FD applies and whether an answer can be given.

2.	Responding to Rumors.

The Company’s policy is to not comment on market rumors. Authorized Spokespersons should respond that “it is our policy not to comment about rumors or speculation.”

Other responses, such as “the Company is not aware of the basis of the rumor” or “management is not sure what is causing volatility in our shares,” are not consistent with our “no comment” policy. These responses could subject the Company to liability and could also be considered selective disclosure of material non-public information. If the source of the rumor is found to be internal, the General Counsel should be consulted to determine the appropriate response.

In certain situations, stock exchange guidelines may require the Company to make a more definitive statement when it is clear that the Company is the source of rumors that are influencing the Company’s stock price. The General Counsel shall determine if and when such disclosure is required.

3.	Internet Chat Rooms.

The Company’s policy is that no Covered Person, including Authorized Spokespersons, may participate in or respond to discussions about the Company in online chat rooms such as Silicon Investor, the Motley Fool, Raging Bull and Yahoo! Finance. This prohibition applies regardless of whether you access the chat room at home or at the office.

F.	Violation of this Policy

Violations of Regulation FD are subject to SEC enforcement action, which may include an administrative action seeking a cease-and-desist order, or a civil action against the Company or an individual seeking an injunction and/or civil money penalties. Any violation of this policy by a Covered Person shall be brought to the attention of the General Counsel and may constitute grounds for termination of service with the Company.

* * * *

If you have any questions regarding this Public Disclosure Policy, please contact the General Counsel.

CERTIFICATION

I hereby certify that I:

●	have read and understand the Policy on Inside Information and Insider Trading and related procedures (including Schedules A and B thereto), a copy of which was distributed with this Certificate;

●	have complied with the foregoing policy and procedures; and

●	will continue to comply with the policy and procedures set forth in the Policy;

Signature:
Name:
(Please print)

Title:
Date:

REQUEST FOR CLEARANCE TO TRADE

Name:	Title:

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of Envoy Medical, Inc. (the “Company”).

Type of Transaction:

I wish to purchase securities. Type and number and type of securities to be purchased: Type __________________; Number __________________

I wish to sell securities. Type and number and type of securities to be sold:

Type _______________ ; Number _________________

Other: _______________

If the request is for a member of my immediate family or household:

Name of Person: _________________________ Relationship: _____________________

I hereby represent that I am not aware of any material, non-public information concerning at the time of submitting this request and I agree that should I become aware of any material, non- public information concerning the Company prior to consummating the approved transaction, I will not consummate such transaction.

I understand that once approved, the authorization is valid on the date of approval and during the five (5) trading days thereafter (unless I become aware of material, non-public information during such period, in which case I will inform the Compliance Officer promptly and will not consummate any transaction in the Company’s securities). I further understand that the approval will lapse if, in the judgment of the Compliance Officer or the person designated by the Chief Executive Officer to serve in this role, I am likely to be in possession of material, non-public information or at the expiration of the trading window in which approval is granted, whichever is the first to occur.

Signature	Date

Approved by:

Compliance Officer	Date